Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 7th day of September 2010, (the “Effective Date”) by and among FOUR RIVERS STT TRADING COMPANY, INC, a Kentucky Corporation, (“Seller”), and STRATEGY LICENSING COMPANY, LLC a Kentucky Limited Liability Company (“Buyer”).

RECITALS:

WHEREAS, Seller owns certain equipment, licenses and other intellectual property designated and described on Exhibit A attached hereto (the “Equipment”);

WHEREAS, Seller desires to sell the Equipment, and Buyer desires to purchase the Equipment; and

WHEREAS, Seller has agreed to sell the Equipment to Buyer subject to the terms and conditions as detailed herein.

NOW, THEREFORE, in consideration of the foregoing and the conditions, covenants, and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

AGREEMENT

ARTICLE 1
SALE AND PURCHASE OF EQUIPMENT

SECTION 1.1

Sale and Purchase of Equipment.

Subject to the terms, provisions, and conditions of this Agreement, Seller hereby sells, conveys, transfers, and delivers to Buyer and Buyer purchases from Seller, as of the Closing, all of Seller’s right, title and interest in and to the Equipment, free and clear of any and all title defects, mortgages, assignments, pledges, hypothecations, security interests, title or retention agreements, levies, executions, seizures, attachments, garnishments, deemed trusts, liens, easements, options, rights or claims of others, or charges or encumbrances of every kind or nature whatsoever.  In addition, Seller shall use its best efforts to take any and all action to assign to Buyer a ny available manufacturer’s warranties with respect to the Equipment and its component parts, and to assist Buyer with processing any warranty claims against the manufacturer.

SECTION 1.2

Purchase Price.

The total Purchase Price is Sixty Thousand Dollars ($60,000). The Purchase Price shall be paid in full on the Closing Date (as defined below) by, at Buyer’s option, check or wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

The purchase price is allocated as follows:

A.

The purchase price for the Equipment, attached as Exhibit A, is Thirty Thousand Dollars ($30,000).

B.

 The purchase price for the licensing rights, as further defined in Section 1.6, is Ten Thousand Dollars ($10,000).

The purchase price for the assignment of the Grean Technologies contract, as further defined in Section 1.7, is Twenty Thousand Dollars ($20,000).

SECTION 1.3

Closing.

The closing of the transaction contemplated by this Agreement (the “Closing”) shall occur within three (3) business days following the satisfaction of the conditions set forth in Article 4, at such time and place as shall be agreed upon by the parties.  The date on which the Closing is actually held is referred to herein as the “Closing Date”.  The Closing shall be effective as of 12:01 a.m. Central Time on the Closing Date.

SECTION 1.4

Bill of Sale.

On the Closing Date, Seller shall deliver or cause to be delivered to Buyer a Bill of Sale for the Equipment, in substantially the form set forth in Exhibit B attached hereto.

SECTION 1.5

Delivery.

Upon the Closing, Seller shall deliver the Equipment to the Buyer at the premises rented by Seller located at Building 112A. 1080 Aviation Drive, Lake Havasu City, Arizona 86403 in Lake Havasu City, AZ and 99 Lamb Road, Benton, KY 42025 and Grean Technologies LLC, 9070 Goldpark Drive, Hamilton, OH 45011  (the “Delivery Locations”), and it shall be Buyer’s obligation to take possession of the Equipment at the Delivery Locations and arrange for its continued storage, or removal and shipment.  Buyer shall be responsible for all outstanding storage and associated costs (such as utility and security) due and payable by the Seller in connection with the storage of the Equipment, as of the date of closing and shall evidence that it has made binding arrangements  to assume said obligations and hold Seller harmless for these .

SECTION 1.6

Licenses.

Seller herein grants Buyer an exclusive license to use the STT Technology and related patents within the United States.  Buyer shall have the exclusive right to sublicense (subject to approval by Seller, which shall not be unreasonably withheld) and market this technology within the USA for a period of five (5) years from the date of this Agreement (The “Initial Term”)

In consideration for the grant of this license, Buyer shall pay Seller Ten Thousand Dollars ($10,000) and an annual royalty equal to 10% of the annual earnings before interest taxes, depreciation and amortization (“The Technology Fees”) as recorded in the financial statements of Buyer. Earnings before interest, taxes depreciation and amortization shall be computed in accordance with generally accepted accounting principles (GAAP) subject to adjustment to reflect related party transactions (including payments to shareholders) so that they are adjusted to current market rates calculated as if the transactions had been incurred on an arm’s length basis.  Seller shall upon request be entitled to an audit, at its expense, of the books and records of Buyer for the limited purpose of verifying the amount of the Technology Fees due.

Buyer shall have the option to extend the exclusive licensing rights for an additional five (5) year term after the Initial Term (the “Additional Term”) provided that the Technology Fees paid to Seller exceeds in the aggregate $500,000 during the Initial Term.

Buyer shall have the option to extend the exclusive licensing rights for each year after the Additional Term provided that the Technology Fees paid to Seller have exceeded Two Hundred Thousand Dollars $200,000 per year during each of the years of the Additional Term and each subsequent year thereafter

Nothing in this Agreement shall prevent the Seller from using STT reactors within any business which it owns or part owns within the USA and elsewhere.

Seller shall be granted reasonable right of access to any physical demonstration site established by Buyer for the purposes of demonstrating the STT process and equipment for its own commercial purposes to potential customers and other interested parties

SECTION 1.7

Assignment of Rights.

Seller herein assigns its rights to receive any proceeds due Seller under a contract with Grean Technologies for the sum of Twenty Thousand Dollars ($20,000).  Seller agrees to execute any and all documents necessary to effectuate said assignment.  Buyer shall remit fifty percent (50%) of all monies received from Grean Technologies going forward to Seller within 30 days of receipt.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

SECTION 2.1

Validity.

Seller is duly formed, validly existing and in good standing under the laws of Kentucky and has the full legal power and authority to execute, deliver, and perform this Agreement and all other agreements and documents necessary to consummate the contemplated transactions, and all actions of Seller necessary for such execution, delivery, and performance have been or will have been duly taken.  This Agreement and all agreements related to this transaction have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally).

SECTION 2.2

Legal Proceedings.

There is no pending proceeding against Seller that challenges, or that will have the effect of preventing or making illegal any of the transactions contemplated hereunder and, to Seller’s knowledge, (i) no such proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for commencement of any such proceeding.

SECTION 2.3

Title Condition and Sufficiency of Equipment.

Seller has good and valid title to the Equipment, and the Equipment is free and clear of any mortgages, liens, pledges, security interests, charges, and encumbrances and no other person or entity has any right, title, claim, or interest in or to the Equipment.  The Equipment is being sold hereunder “AS IS, WHERE IS” WITH NO REPRESENTATIONS OR WARRANTIES EXCEPT AS SPECIFICALLY SET FORTH HEREIN.

SECTION 2.4

No Claim Regarding Ownership.

There are no pending claims which have been made nor, to Seller’s knowledge, threatened by any person asserting that such person (i) is the owner of, or has the right to acquire or to obtain beneficial ownership of the Equipment; or (ii) is entitled to all or any portion of the Purchase Price payable for the Equipment.

SECTION 2.5

Compliance with Laws.

Seller has not owned, used or maintained the Equipment in any manner which violated any laws governing their use, storage, transportation, or handling.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

SECTION 3.1

Validity.

Buyer is duly formed, validly existing and in good standing under the laws of Kentucky, and has the full legal power and authority to execute, deliver, and perform this Agreement and all other agreements and documents necessary to consummate the contemplated transactions, and all corporate actions of Buyer necessary for such execution, delivery, and performance have been or will have been duly taken by Closing.  This Agreement and all agreements related to this transaction have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligation of Buyer, enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the rights of creditors generally).

ARTICLE 4

CONDITIONS PRECEDENT TO BUYER’S AND SELLER’S OBLIGATION TO CLOSE

The Buyer’s obligation to purchase the Equipment subject to the terms hereof is subject to the satisfaction, at or prior to Closing, of each of the following conditions:

SECTION 4.1

Accuracy of Representations.

Each of Seller’s representations and warranties in this Agreement must be true and correct as of the date of this Agreement, and as of the Closing Date;

SECTION 4.2

Chain of Title.

Prior to Closing, Seller must deliver to Buyer all agreements and documents that accurately reflect the chain of title of the Equipment from the manufacturer/fabricator to the Seller; and

SECTION 4.3

Financing.

The Buyer securing the Purchase Price on commercially reasonable terms.

The Seller’s obligation to sell the Equipment subject to the terms hereof is subject to the satisfaction, at or prior to Closing, of each of the following conditions:

SECTION 4.4

Accuracy of Representations.

Each of Seller’s representations and warranties in this Agreement must be true and correct as of the date of this Agreement, and as of the Closing Date;

SECTION 4.5

Financing.

The Buyer securing the Purchase Price and obtaining the releases from the Storage Companies referred to in Section 1.5.

ARTICLE 5
INDEMNIFICATION

SECTION 5.1

Indemnification by Seller.

Seller agrees to indemnify and hold harmless Buyer and its officers, managers, members, employees, agents, representatives, controlling persons, and affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees), or diminution of value incurred by Buyer Indemnified Persons, whether or not involving a third party claim, arising, directly or indirectly, from or in connection with:

(a)

any breach of any representation, warranty or covenant made by Seller in this Agreement;

(b)

any federal, state, or local tax or fee incurred, accrued, or assessed in connection with the Equipment with respect to any period prior to the Closing Date; and

(c)

any liability or obligation related to or in connection with the Equipment which are or were incurred with respect to any period on or prior to the Closing Date other than as set out herein.

The remedies provided in this Section shall not be exclusive of or limit any other remedy available to Buyer or the other Buyer Indemnified Persons against Seller.

SECTION 5.2

Indemnification by Buyer.

Buyer agrees to indemnify and hold harmless Seller and its officers, managers, members, employees, agents, representatives, controlling persons, affiliates, heirs, successors, and assigns, as applicable (collectively, “Seller Indemnified Persons”) for, and will pay to Seller Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), or expense (including costs of investigation and defense and reasonable attorneys’ fees) incurred by Seller Indemnified Persons, whether or not involving a third party claim, arising, directly or indirectly, from or in connection with:

(d)

any breach of any representation, warranty or covenant made by Buyer in this Agreement;

(e)

any federal, state, or local tax or fee incurred, accrued, or assessed in connection with the Equipment with respect to any period from and after the Closing Date; and

(f)

any liability or obligation related to or in connection with the Equipment as owned or operated by Buyer, which are incurred with respect to any period from and after the Closing Date.

The remedies provided in this Section shall not be exclusive of or limit any other remedy available to Seller or the other Seller Indemnified Persons against Buyer.

SECTION 5.3

Sole Remedy.

The remedies in this Article 5 shall be the sole and exclusive remedies available to the Buyer Indemnified Persons and Seller Indemnified Persons with respect to claims for indemnification not involving a third-party claim, unless such claims involve fraud.

ARTICLE 6
MISCELLANEOUS

SECTION 6.1

Notice.

Whenever notice must be given under the provisions of this Agreement, such notice must be in writing and addressed to the parties at their respective addresses set forth below and shall be deemed to have been duly given if delivered by: (a) hand-delivery (with written confirmation of receipt); (b) facsimile (with written confirmation of receipt), provided that a copy is delivered by one of the other methods authorized in this Section; or (c) by commercial overnight delivery service, as follows:

If to Seller:

Four Rivers STT Trading, Inc.

Attn: Gary Hudson

c/o Four Rivers BioEnergy Inc

14 South Molton Street (3rd Floor)

London

England

SE1 2BZ

If to Buyer:

Strategy Advisors, LLC

Attn: Jack Dunigan

99 Lamb Road

Benton, KY 42025

Notices shall be deemed given upon the earliest to occur of: (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday, or legal holiday) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday, or legal holiday) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday, or legal holiday) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service.  Each party, by notice duly given in accordance therewith to the other parties hereto may specify a different address for the giving of any notice hereunder.

SECTION 6.2

Survival of Provisions.  All warranties, representations, hold harmless and indemnity obligations and restrictions made, undertaken and agreed to by the parties under this Agreement shall survive the Closing.

SECTION 6.3

Amendment.

No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge, or change is sought; provided any party may change its own address as set forth in Section 6.1 hereof by unilateral written notice to the other parties hereto.

SECTION 6.4

Assignment.

This Agreement shall not be assignable by a party without the prior written consent of the other parties hereto.  Except as noted above, no other person or corporate entity shall acquire or have any rights under or by virtue of this Agreement.  Any prohibited assignment shall be void ab initio and shall have no force or effect.

SECTION 6.5

Cumulative Remedies.

Each right, power, and remedy of any party provided for in this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise, shall be distinct, cumulative, and concurrent, and shall be in addition to every other such right, power, or remedy.  The exercise or beginning of the exercise by a party of any one or more of the rights, powers, or remedies provided for in this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by such party of all such other rights, powers, or remedies, and no failure or delay on the part of such party to exercise any such right, power, or remedy shall operate as a waiver thereof.

SECTION 6.6

Severability.

If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, then the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.7

Choice of Law.

The interpretation of this Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Kentucky, without regard to choice of law provisions, and any disputes pertaining to its terms or the Equipment shall be submitted to and decided by the Circuit Court of Marshall County, Kentucky.

SECTION 6.8

Expenses.

Each of the parties shall bear its own expenses in connection with this Agreement.  The parties represent to each other that no finders or brokers have been involved in the transactions contemplated herein.

SECTION 6.9

Waiver.

The waiver by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

SECTION 6.10

Binding Benefit.

The provisions, covenants, and agreements herein contained shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective legal representatives, successors, and assigns.

SECTION 6.11

Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, which collectively shall constitute one and the same agreement.

SECTION 6.12

Recitals and Headings.

The recitals set forth above are deemed part of this Agreement, however, descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

SECTION 6.13

Entire Agreement.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including all term sheets and letters of intent exchanged by the parties), and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter.

SECTION 6.14

No Third Party Beneficiaries.

The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and shall not be construed as conferring, and are not intended to confer, any rights on any third party except as outlined herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

Buyer: STRATEGY LICENSING COMPANY, LLC		Seller: FOUR RIVERS STT TRADING CO., INC. .

By:	/s/ Jack Dunigan	By:	/s/ Gary Hudson
Print Name:	Jack Dunigan	Print Name:	Gary Hudson
Title:	Managing Member	Title:	Senior Vice President

Exhibit A:

Equipment

SCHEDULE OF STT Equipment

Included in the Asset Purchase Agreement between

FOUR RIVERS STT TRADING COMPANY, INC, (“Seller”),

And

STRATEGY LICENSING COMPANY, LLC (“Buyer”).

Located mainly at Delivery Locations for delivery at Closing

For clarity this list is only intended to represent the Equipment to be delivered to Buyer.

Actual equipment will be that Equipment as exist at the Delivery Locations.

Note:

•

Reactor references and other references are generally those as used by Kreido Biofuels and Kreido Laboratories (“Kreido”) and are taken from the Asset Purchase Agreement between Four Rivers BioEnergy Company Inc. and Kreido.

Location 1:

99 Lamb Road, Benton, KY 42025

And

Location 2:

Building 112A. 1080 Aviation Drive, Lake Havasu City, AZ 86403

Reactor B (1 Litre Commercial Unit) Total Five (5)

* Basic mechanical reactor - assembled, tested on test bed.

* Does not include motor and 2 Emerson pressure and 2 Emerson temp devices.

* Does not include pressure relief (150 psi) and heat exchanger.

* Does not include 2 port entry manifold and I port exit manifold.

* Uses 5 of the 8 Pump Pacs.

* Needs SKF oil circulator.

* Does not include control panel.

Reactor C (l Litre Commercial Unit) Total Four (4)

* Some machining completed.

* Need to complete machining, assemble, test on test bed to bring to Level B.

* Does not include motor and 2 Emerson pressure and 2 Emerson temp devices.

* Does not include pressure relief (150 psi) and heat exchanger.

* Does not include 2 port entry manifold and I port exit manifold.

* Uses Two (2) of the Eight (8) Pump Pacs. .

* Needs SKF oil circulator.

* Does not include control panel.

Reactor D (100 ml Commercial Unit) Total One (1)

* Machining completed and assembled.

* Need to mount and test.

* Does not include motor, gauges, heat exchangers, pumps, and manifolds.

* Does not include control panel.

Reactor E (80 ml Commercial Unit) Total One (1)

* Machining completed and assembled.

* Need to mount and test.

* Does not include motor, gauges, heat exchangers, pumps, and manifolds.

* Does not include control panel.

Reactor F (3.5 ml Bench Unit) Total One (1)

* Lip Seal - Low Pressure.

* Includes control panel.

* Part of biodiesel test lab set-up.

Reactor G (1.2 ml Bench Unit) Total One (1)

* Lip Seal- Low Pressure - Pharmaceutical Bench Testing.

* Does not Include control panel.

* 1 inlet and 1 outlet.

Reactor H (7.0 ml Pilot Unit) Total One (1)

* Reactor ex-Kreido Lobby with cut-away for show.

* Does not Include control panel.

* 1 inlet and 1 outlet.

Reactor 1 (2.0 ml Bench Unit) Total One (1)

* Lip Seal - Low Pressure - Pharmaceutical Bench Testing.

* Includes controls and pumps.

Miscellaneous

• Spare Parts (needed for Reactor C).

• Four (4) Mechanical Seal Systems (needed for Reactor C).

• Miscellaneous steel and machined parts (needed for Reactor C).

• Eight (8) Pump Pacs (1 of these pump pacs is used in the reactor burn in test bed

• One (1) Reactor Burn In Test Bed.

• Biodiesel Test Lab equipment and two fume hoods.

• Miscellaneous Seals for various reactors.

Shop Equipment

• Portable 1 ton crane (A-Frame).

• Ganesh Mill Deluxe GMV - 3 with machine vice & Collets.

• Ganesh Mill Deluxe GMV-2 with machine vice & related tools.

• Miller Welder Syncrowave 250 DX with indexer and related tools.

• Air Compressor Ingersoll-Rand SSR-EP20, dryer ultrapac ALD 0150, Air storage tank.

• Victor Engine Lathe-1660s with Related tooling 3&4 Jaw chuck and a faceplate.

• Ganesh ATL-618 EVS Lathe with all related tooling.

• Parts supporting previously designed STT reactors (see inventory list).

• Machining Fixtures.

• Horizontal bandsaw.

• Vertical bandsaw.

• Bench grinders, sander, drill sharpener.

• Racks for material storage.

• Work benches:

1= 20" x 54"

3= 30" x 72"

1=30x24"

1= 20" x 54"

1= 28" x 72"

1= 30" x 148"

1= 21" x 98"

• Hand measuring tools i.e.: Micrometers from 0" to 18" old, inside Micrometers, dial-bores, height gauges, Joe Blocks, miscellaneous other inspection equipment, Tooling inserts Drills and taps in (tooling Cabinet), machine chip guards, two surface plates (inspection).

• Cabinets & miscellaneous racks.

• All Assembly tools and fixtures both internal & OP fixtures.

• Various Cabinets with contents shop & lab, two flammable cabinets.

• Two flow hoods (excluding roof exhaust fans) and all lab accessories.

• Four drum spill prevention skids.

• 5 Julaba heaters.

• All related Reactor aid components that may not be listed.

Toyota Fork Lift Model 5FBE15, Serial No. 21250 including:

- Charger

- Extension Forks

- Drum Lifter

- Boom Crane

- Lifting Hooks and Slings

Location 3:

Grean Technologies, LLC, 9070 Goldpark Drive Hamilton, OH 45011

•

One (1) Innovator Reactor, complete with control panel and other support systems as delivered by Seller to Grean Technologies on 3rd February 2010. This Innovator Reactor unit and associated equipment is that referred to and is ex Foothills  Biodiesel, Lenor, NC

•

One (1) Magellan Reactor on loan.

Exclusions

The following lists represent exclusions from the Asset Purchase Agreement

At EPA Laboratories, Cincinnati, OH

1.

One (1) Gas Mechanical Seal STT System - Magellan (Reactor J). (1.7+ ml Bench Unit). Hastelloy, higher temps and pressure. Includes controls.

2.

One (1) Liquid Mechanical Lip Seal STT System - Innovator (Reactor K). (13+ ml Pilot Unit.) For higher temperatures and pressure.  Includes controls

3.

One (1) Mechanical Seal/Evaporator STT System - Innovator (Reactor L) (20+ ml Pilot Unit).  Combined reactor and evaporator.  Includes controls.

4.

One (1) Lip Seal STT System – Magellan Reactor (Ex-Channel Islands University

5.

Additional Seals for miscellaneous. STT Reactors (some need refurbishing)

6.

Two (2) 2.5 inch diameter Liquid Mechanical Seals (both need refurbishing).

7.

One (1) repair kit for above.

8.

Two (2) 2 inch diameter Gas Mechanical Seals (1 new, 1 needs refurbishing).

9.

One (1) repair kit for above.

At Location 1 or Location 2:

One (1) Complete 1000 ML Commercial Reactor.  (Seller to nominate)

One (1) Complete Magellan Reactor (Seller to nominate)

The following list represents Engineering Drawings, designs, as-built drawings and such to which Seller retains ownership and grants to Buyer rights to use in support of its business.

ENGINEERING DRAWINGS

• All STT Reactor Drawing Sets (various).

• Chem Cad Model Drawings (from RC Costello) -

For clarity:

Reactor A (1 Litre Commercial Unit) Total Four (4) On Skids at Certified Technical Services, Pasadena, TX) Transferred from Seller to Strategy Advisors LLC under separate Asset Purchase Agreement, at even date)

* For BioDiesel processing.

* Complete and tested.

* Includes motor and 2 Emerson pressure and 2 Emerson temp devices.

* Includes pressure relief (150 psi).

* Includes 2 port entry manifold and 1 port exit manifold.

EXHIBIT B

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is entered into by FOUR RIVERS STT TRADING COMPANY, INC., a Kentucky corporation (“Seller”), in favor of STRATEGY LICENSING COMPANY LLC, a Kentucky limited liability company (“Buyer”).

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of 7th September 2010 (the “Agreement”), by and among Seller and Buyer, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, for the consideration described in the Agreement and upon the terms and conditions set forth in the Agreement, certain Equipment of Seller.

NOW THEREFORE, pursuant to the Agreement and in consideration of the mutual promises it contains, and for good and valuable consideration, the receipt and sufficiency of which Seller acknowledges, Seller agrees as follows:

1.

Capitalized terms used but not otherwise defined in this Bill of Sale shall have the definitions given to them in the Agreement.

2.

Seller hereby contributes, transfers, assigns, conveys and delivers to Buyer all of Seller's right, title and interest in and to the Equipment.

3.

Nothing contained in this Bill of Sale shall be deemed to supersede, enlarge on or modify any provision of the Agreement, all of which shall survive the execution and delivery of this Bill of Sale.  If any conflict exists between the terms of this Bill of Sale and the Agreement, then the terms of the Agreement shall govern and control.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed this 7th day of September 2010.

Seller: FOUR RIVERS STT TRADING CO., INC.

By:	/s/ Gary Hudson
Print Name:	Gary Hudson
Title:	Senior Vice President

B-1